Exhibit 99.1

                   BELO REPORTS RESULTS FOR FIRST QUARTER 2006

    DALLAS, April 20 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.16 for the first quarter of 2006, $0.01 better than the high end of guidance provided by the Company in mid-March. First quarter 2006 earnings include an expense of $4.7 million for stock-based compensation, or $0.03 per share on an after-tax basis, all of which is incremental to the prior year. In the first quarter of 2005, Belo reported net earnings per share of $0.20.

    Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "The first quarter ended gaining momentum, with revenues and expenses slightly better than our recent guidance. I'm pleased with this result, and feel good about our ability to execute on our operating strategy and new initiatives for 2006 and beyond. While there are challenging aspects in the near term, I am convinced that these actions will create significant shareholder value over the intermediate to long-term.

    "At the same time, we are focusing even more intensely on returning capital to Belo's shareholders. We've begun a review of planned major capital projects, the timing and magnitude of future dividend increases, and the pace of share repurchases. I'll update you on our progress at the Mid-Year Media Review, but today, I can say that we expect to bring down capital spending for 2007 and 2008 to well below $100 million per year as compared to our previous guidance of $120 million per year."

    Belo's consolidated revenue for the first quarter of 2006 increased 6.5 percent versus the same period last year while total operating costs and expenses increased 11 percent. Consolidated EBITDA and earnings from operations decreased 10 percent and 15 percent, respectively, in the first quarter of 2006, in line with the Company's expectations.

    First Quarter in Review
    Decherd said, "Belo's revenue growth in the first quarter was a result of increases in all operating segments. In the Newspaper Group, advertising revenue increased for the fourth consecutive quarter. We had increases at The Dallas Morning News, The Providence Journal and The Press-Enterprise in what most would term a challenging newspaper advertising environment. Television Group advertising revenue growth was outstanding, benefiting from a stronger than anticipated ad market and incremental political, Super Bowl and Winter Olympics revenue. Interactive revenues continued to grow at an impressive rate in the first quarter, increasing almost 60 percent over the prior year quarter. Belo's interactive operations continue to increase in importance, representing greater than six percent of first quarter newspaper ad revenue and more than four percent of consolidated ad revenue."

    Consolidated
    Belo's first quarter 2006 consolidated revenue increased 6.5 percent to $372 million versus the first quarter of 2005 with an 8.4 percent increase in Television Group revenue and a 4.8 percent increase in Newspaper Group revenue. First quarter consolidated revenue includes an increase in circulation revenue associated with the change in distribution methods at The Dallas Morning News of an estimated $8.5 million.

    Operating costs and expenses increased 11 percent in the first quarter of 2006, including the incremental $4.7 million in stock-based compensation expense and an increase of an estimated $7.1 million in circulation expenses resulting from the change in distribution methods at The Dallas Morning News. First quarter expense comparisons were also negatively impacted by the timing of various expenses versus last year, including new products launched in the third quarter of 2005 at The Dallas Morning News and the Company's commitment to increased advertising and promotion spending that began in earnest in the second half of 2005.

    Television Group
    Television Group revenue increased 8.4 percent in the first quarter versus last year, with spot revenues up 8.7 percent. Excluding WWL-TV in New Orleans, Television Group first quarter spot revenues would have increased about 10 percent. Including WWL, local and national spot revenues increased 7.8 percent and 6.1 percent, respectively. Political revenues were $2.8 million in the first quarter of 2006 compared to $500,000 in the first quarter of 2005. Advertising revenues from Belo's Television Group Web sites increased 72 percent in the first quarter to $4 million.

    Television Group operating expenses increased 4.3 percent in the first quarter of 2006 versus last year with about one percentage point of the increase attributable to incremental stock-based compensation expense. Television Group segment EBITDA increased 15 percent and earnings from operations increased 18 percent.

    Newspaper Group
    Newspaper Group total revenues increased 4.8 percent in the first quarter of 2006, including the estimated increase in circulation revenue of about $8.5 million. Advertising revenue comparisons were not affected by this item. Advertising revenues increased 2.7 percent compared to the first quarter of 2005 with a 2.4 percent increase at The Dallas Morning News, a 3.9 percent increase at The Providence Journal and a 2.5 percent increase at The Press-Enterprise. Advertising revenues associated with the Newspaper Group's Web sites increased 51 percent versus the first quarter of the prior year.

    Classified revenues increased 4.5 percent in the first quarter with a 10 percent increase in classified real estate revenue, an 8.9 percent increase in classified employment revenue and an 11 percent decrease in classified automotive. General revenues increased 3.1 percent in the first quarter while retail revenues decreased 6.1 percent.

    Newspaper Group operating expenses increased 14 percent versus the first quarter of 2005, including the estimated $7.1 million circulation distribution expense increase at The Dallas Morning News, incremental expenses related to new products launched at The Morning News in the third quarter of 2005, incremental stock-based compensation expense, and a 14 percent increase in newsprint expense. First quarter Newspaper Group segment EBITDA and earnings from operations decreased 33 percent and 45 percent, respectively, consistent with the Company's expectations.

    Corporate
    Corporate operating expenses increased to $21.5 million in the first quarter of 2006 as compared to $17.2 million in the first quarter of 2005, including $4.8 million attributable to incremental stock-based compensation expense and consulting expenses associated with the technology and shared services initiatives the Company has undertaken.

    Belo's total depreciation and amortization expense decreased one percent in the first quarter of 2006.

    Long-term debt at March 31, 2006, was $1.27 billion, up $29 million from December 31, 2005. Capital spending in the first quarter was $9.1 million. The Company repurchased 3 million shares in the first quarter, 2.8 million shares more than stock options exercised, for a total of $66 million. Interest expense increased $1.4 million, or 6.1 percent, in the first quarter. Belo's leverage ratio, as defined in the Company's bank agreement, was 3.3 times at March 31, 2006.

    Other Matters
    On March 14, the Company issued a press release announcing Belo's plan to optimize its overall technology capabilities. Decherd said, "We have begun the process of centralizing and consolidating technology functions enterprise-wide through internal consolidation and some strategic outsourcing. This transformational initiative will allow Belo to utilize the best technology systems available and access deeper technology expertise to operate our businesses more efficiently, compete more effectively, and grow. As with most projects of this scope, there will be a transition period, which began on April 1 and will last for approximately six months. During this time, there will be incremental costs associated with the move from an in-house technology staff to a much smaller internal staff combined with IBM, our technology partner. With this improved system infrastructure, Belo will be able to expand technology capabilities much more quickly and cost-effectively than if we were to do it on our own, making it easier to adapt to changing business needs and better control capital expenditures for technology systems.
    "We have also been working diligently on a shared services initiative, a cross-functional project aimed at identifying process, organizational and systematic improvements enterprise-wide. A major portion of this project has to do with centralizing high-volume transactional accounting processes and outsourcing those and other non-core financial functions. Operationally, this initiative enables the Company to manage financial transactions more efficiently and focus on strategic opportunities. Similar to the technology project, the shared services initiative has a transition period with incremental costs.
    "Related to these two initiatives, we expect one-time transition costs of $6 to $7 million in the final three quarters of 2006. In addition, we expect to incur a severance charge of an estimated $3 million in the second and third quarters, as communicated last December at the Media Week conferences, which reflects a reduction in headcount of approximately 150 positions between now and the end of the year. These important initiatives allow us to reallocate resources to the key strategic priorities that support new business opportunities and to focus on our primary business of developing highly-valued content for Belo's audiences."

    Non-GAAP Financial Measures
    A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

    Second Quarter 2006 Outlook
    Regarding Belo's outlook for the second quarter of 2006, Decherd said, "Belo's Television Group's second quarter spot revenue is currently pacing up about three percent for the second quarter. Excluding WWL in New Orleans, spot revenues are pacing up mid-single digits. We currently expect political revenues to be about $3.5 million in the second quarter versus $1.9 million in the second quarter of 2005. In addition, we expect revenues associated with the Television Group's Web sites to increase approximately 50 percent versus the prior year.

    "Belo's Newspaper Group revenues will fluctuate month to month in the second quarter due to the number of Sundays in each month versus the prior year. April 2006 has one more Sunday than last year, while May 2006 has one less Sunday. For the second quarter overall, the number of Sundays is equal to the second quarter of 2005. We currently expect ad revenue to increase low-single digit for the Newspaper Group overall with low-single digit increases at The Dallas Morning News and The Press-Enterprise and a mid-single digit increase at The Providence Journal. These projections include an increase of 45 to 50 percent for the Newspaper Group's Web sites.

    "Second quarter results, similar to the first quarter, will be affected by the recording of circulation revenues and expenses related to the change in distribution methods at The Dallas Morning News, the timing of expenses versus last year, and expenses related to new products. The increase in circulation distribution expenses at The Morning News will affect expenses throughout 2006, but attenuates in the second half of the year.

    "The second quarter will reflect approximately $3 million in incremental stock-based compensation and $4 million of the one-time transition costs associated with the Company's technology and shared services initiatives. Incremental advertising and promotion spending that ramped up in the third quarter of 2005 is being expended more evenly throughout the year in 2006, increasing this expense in the second quarter relative to 2005. New products at The Dallas Morning News launched in the third quarter of 2005 will result in higher expenses in the second quarter of 2006 relative to 2005, including personnel costs and consumption of newsprint, ink and supplies. These advertising and promotion and new product expenses then cycle against the baseline established in the third and fourth quarters of 2005.

     "All other consolidated operating costs and expenses are expected to increase mid-single digit. On a reported basis, operating costs and expenses are expected to increase in the low-double digits for the second quarter. Full-year 2006 expenses should increase mid-to-high single digits on a reported basis and mid-single digits excluding the incremental circulation expenses. We are actively exploring ways to take costs out of the business overall."

    Belo will update expectations for revenues, operating costs and expenses and net earnings per share for the second quarter at the Mid-Year Media Review in June. The Company will also continue to provide information on operating trends in its monthly statistical reports.

    A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 2:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company's Web site (http://www.belo.com/invest ). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo's Web site. To access the listen-only conference lines, dial 1-800-553-0329. A replay line will be open from 5:30 p.m. CDT on April 20 until 11:30 p.m. CDT on April 27. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 823909.

    About Belo
    Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

    Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC") including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO

                                           Three months ended
                                                March 31,
In thousands, except per share         ---------------------------
 amounts (unaudited)                       2006           2005
------------------------------------   ------------   ------------
Net Operating Revenues                 $    371,723   $    349,151

Operating Costs and Expenses
   Salaries, wages and employee
    benefits                                148,366        135,458
   Other production, distribution
    and operating costs                     111,830         97,524
   Newsprint, ink and other supplies         36,678         32,105
   Depreciation                              21,816         22,032
   Amortization                               2,087          2,119
                                       ------------   ------------
      Total operating costs and
       expenses                             320,777        289,238
      Earnings from operations               50,946         59,913

Other income and expense
   Interest expense                         (23,662)       (22,293)
   Other income (expense), net (1)              848            356
                                       ------------   ------------
      Total other income and expense        (22,814)       (21,937)

Earnings
   Earnings before income taxes              28,132         37,976
   Income taxes                              10,832         14,275
                                       ------------   ------------
      Net earnings                     $     17,300   $     23,701
                                       ============   ============

Net earnings per share
   Basic                               $        .16   $        .21
   Diluted                             $        .16   $        .20

Average shares outstanding
   Basic                                    106,141        114,177
   Diluted                                  107,171        115,821

Cash dividends declared per share      $       0.10   $       0.10
                                       ============   ============

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Consolidated Condensed Balance Sheets
BELO

                                         March 31,    December 31,
In thousands                               2006           2005
------------------------------------   ------------   ------------
Assets
   Current assets
      Cash and temporary cash
       investments                     $     31,254   $     33,243
      Accounts receivable, net              237,438        262,240
      Other current assets                   62,435         60,794
                                       ------------   ------------
   Total current assets                     331,127        356,277

   Property, plant and equipment, net       521,374        534,112
   Intangible assets, net                 2,580,479      2,582,566
   Other assets                             112,133        116,258
                                       ------------   ------------
Total assets                           $  3,545,113   $  3,589,213
                                       ============   ============

Liabilities and Shareholders' Equity
   Current liabilities
      Accounts payable                 $     55,643   $     91,210
      Accrued expenses                       86,427         97,142
      Other current liabilities              81,676         59,077
                                       ------------   ------------
   Total current liabilities                223,746        247,429

   Long-term debt                         1,273,625      1,244,875
   Deferred income taxes                    444,233        445,730
   Other liabilities                        118,083        117,698
   Total shareholders' equity             1,485,426      1,533,481
                                       ------------   ------------
Total liabilities and
 shareholders' equity                  $  3,545,113   $  3,589,213
                                       ============   ============

Note: Certain amounts have been reclassified to conform to the current presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                    Three months ended March 31, 2006
                    ------------------------------------------------------------
                                  Net      Operating    Earnings    Depreciation
                               Operating   Costs and   (Loss) from      and
                    EBITDA(1)   Revenues    Expenses    Operations  Amortization
                    ---------  ----------  ----------  -----------  ------------
  Television Group  $  66,647  $  174,692  $  118,966  $    55,726  $     10,921
  Newspaper Group      27,576     197,031     180,316       16,715        10,861
  Corporate           (19,374)        ---      21,495      (21,495)        2,121
                               ----------  ----------  -----------  ------------
                               $  371,723  $  320,777  $    50,946  $     23,903
                               ==========  ==========  ===========  ============


                                    Three months ended March 31, 2005
                    ------------------------------------------------------------
                                  Net      Operating    Earnings    Depreciation
                               Operating   Costs and   (Loss) from      and
                    EBITDA(1)   Revenues    Expenses    Operations  Amortization
                    ---------  ----------  ----------  -----------  ------------
  Television Group  $  58,230  $ 161,146   $  114,095  $    47,051  $     11,179
  Newspaper Group      40,972    188,005      157,910       30,095        10,877
  Corporate           (15,138)       ---       17,233      (17,233)        2,095
                               ----------  ----------  -----------  ------------
                               $ 349,151   $  289,238  $    59,913  $     24,151
                               =========   ==========  ===========  ============

    Certain amounts have been reclassified to conform to the current presentation.

Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Consolidated EBITDA
BELO
In thousands (unaudited)

                                       Three months ended
                                            March 31,
                                      ---------------------
                                         2006        2005
                                      ---------   ---------
Consolidated EBITDA (1)               $  75,697   $  84,420
Depreciation and Amortization           (23,903)    (24,151)
Interest Expense                        (23,662)    (22,293)
Income Taxes                            (10,832)    (14,275)
                                      ---------   ---------
Net Earnings                          $  17,300   $  23,701
                                      =========   =========

Note 1: The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amoritzation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
Guidance as of 4/20/06

Item                                   Guidance
-----------------------------------    -----------------------------------------
SECOND QUARTER 2006
-------------------
Newspaper Group
Newspaper Group advertising revenue    Expected to increase in the low-single
                                        digits

Television Group
Television Group spot revenue          Currently pacing up about three percent

Other Items
Incremental stock-based compensation   Expected to be approximately $3 million
Transition costs related to the        Expected to be about $4 million
 Company's technology and shared
 services initiatives
Total operating costs and expenses     Expected to increase low-double digits

FULL-YEAR 2006
--------------
Total operating costs and expenses     Expected to increase mid-to-high single
                                        digits